Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 27, 2018 relating to the consolidated balance sheet of 500.com Limited as of December 31, 2017, the related consolidated statements of comprehensive loss, changes in shareholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting, which appears in 500.com Limited’s Annual Report on Form 20-F for the year ended December 31, 2017.

/s/ Friedman LLP

New York, New York

July 27, 2018